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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                  CONN'S, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    208242107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 29, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 208242107

     1. Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

            GAM Holding AG
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)      .............................................................
        (b)      .............................................................

     3. SEC Use Only


     4. Citizenship or Place of Organization

        Switzerland

Number of               5.  Sole Voting Power
Shares
Beneficially            6.  Shared Voting Power
Owned by                    1,175,000
Each Reporting
Person With*            7.  Sole Dispositive Power

                        8.  Shared Dispositive Power
                            1,175,000

     9. Aggregate Amount Beneficially Owned by Each Reporting Person

        1,175,000

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

    11. Percent of Class Represented by Amount in Row (9)

        4.95%

    12. Type of Reporting Person (See Instructions) HC

*GAM Holding AG disclaims beneficial ownership of such securities.

Item 1.
        (a) Name of Issuer Conn's, Inc.

        (b) Address of Issuer's Principal Executive Offices
            3295 College Street, Beaumont, Texas 77701

Item 2.
        (a) Name of Person Filing
            GAM Holding AG

            Address of Principal Business Office or, if none, Residence
        (b) Klaustrasse 10, 8008 Zurich, Switzerland

        (c) Citizenship
            Switzerland

        (d) Title of Class of Securities
            Common Stock

        (e) CUSIP Number
            208242107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     [ ] (a)  Broker or dealer  registered  under  section  15 of the Act (15
          U.S.C. 78o).

     [ ] (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     [ ] (c) Insurance  company as defined in section 3(a)(19) of the Act (15
          U.S.C. 78c).

     [ ] (d) Investment company registered under section 8 of the Investment
          Company Act of 1940 (15 U.S.C 80a-8).

     [ ] (e) An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

     [ ] (f) An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

     [ ] (g) A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

     [ ] (h) A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

     [ ] (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     [ ] (j) Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned: 1,175,000

    (b)  Percent of class: 4.95%

    (c)  Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote

         (ii)  Shared power to vote or to direct the vote 1,175,000

         (iii) Sole power to dispose or to direct the disposition of

         (iv)  Shared power to dispose or to direct the disposition of 1,175,000

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

GAM International Management Limited

This report is filed by GAM Holding AG, a holding company registered in Switzerland. GAM International Management Limited (GIML) is a wholly-owned subsidiary of GAM Holding AG. GIML is the investment adviser of GAM North American Growth (the "Fund") and therefore indirectly owns the 1,175,000 shares of Common Stock in Conn's, Inc. of which the Fund holds. No subsidiary of GAM Holding AG holds more than 5% of the outstanding voting securities.


Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

     The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                11/30/07
                                    -----------------------------------
                                                   Date

                                             /s/ Hans De Gier
                                    -----------------------------------
                                                Signature

                                    Hans De Gier, Chairman of the Board
                                    -----------------------------------
                                                Name/Title

                                                11/30/07
                                    -----------------------------------
                                                   Date

                                             /s/ David Solo
                                    -----------------------------------
                                               Signature

                                         David Solo, Director
                                    -----------------------------------
                                                Name/Title

                                                11/30/07
                                    -----------------------------------
                                                  Date

                                            /s/ Bernard Hodler
                                    -----------------------------------
                                               Signature

                                        Bernard Hodler, Director
                                    -----------------------------------
                                              Name/Title